UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2011

EDGEWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15333 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Convertible Notes

On December 5, 2011, Edgewave, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with ATA Affiliates Fund II, L.P., ATA Investment Fund II, L.P., ATA Ventures II, L.P., and RWI Ventures II, L.P. (collectively, the “Investors”), pursuant to which the Company issued and sold to the Investors in a private placement (the “Financing”) secured subordinated convertible promissory notes in the aggregate original principal amount of $4,500,000 (the “Notes”).  The aggregate consideration paid for the Notes by the Investors was $4,500,000.  Of this amount, pursuant to the Purchase Agreement, $2,990,856.96 was paid by the Investors using the proceeds of the prepayment by the Company of certain outstanding convertible notes issued in 2010, which prepayment occurred simultaneously with the issuance of the Notes as more fully described below. The Investors are “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and the Notes have been issued without registration under the Securities Act or state securities laws in reliance on the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The Notes bear interest at the rate of 7% per annum with accrued interest and principal due and payable on the maturity date of December 4, 2015.  The Investors may convert the Note at any time into shares of Common Stock of the Company at a conversion price of $0.70. In the event that prior to December 5, 2012 the Company issues a convertible note substantially similar in economic effect to the Notes for aggregate consideration in excess of $25,000, and with a conversion rate less than the then current conversion rate of the Notes, then going forward the conversion rate of the unconverted portion of the Notes is reduced to that of such newly issued convertible note. At any time after the issuance date of the Notes and prior to the Maturity Date, following the occurrence of any period of 60 consecutive trading days where the average closing price of the Common Stock of the Company for such period is equal to or greater than $1.00 per share, the entire unpaid principal amount of the Notes together with any unpaid interest shall be converted into Common Stock of the Company at the conversion price of $0.70 (unless the conversion price is adjusted as detailed above).

The Notes may be prepaid in whole or in part from time to time and at any time prior to maturity without penalty or premium subject to the Investors’ right to convert the Notes upon receipt of notice of such prepayment.   The obligations represented by the Notes are secured by a security interest in the assets of the Company.  Upon the occurrence of any event of default, the holders of the Notes may elect to call the principal amount plus all accrued but unpaid interest on the Notes then outstanding immediately due and payable.

The Company expects to use the proceeds from the sale of the Notes, net of transaction expenses, for general corporate purposes, including working capital.

Entry into Note Prepayment Agreement

Concurrent with entering into the Purchase Agreement and the issuance of the Notes on December 5, 2011, the Company entered into a note prepayment agreement, (the “Prepayment Agreement”) pursuant to which the Company and the Investors agreed to prepay and thereby extinguish certain outstanding convertible notes issued by the Company to the Investors in 2010 as described in the report on Form 8-k filed by the Company on August 3, 2010 (the “2010 Investor Notes”).  Pursuant to the Prepayment Agreement, the aggregate principal and accrued interest outstanding and prepaid under the 2010 Investor Notes as of their prepayment was $2,990,856.96.  Pursuant to the Prepayment Agreement, the Investors have no further rights to payment of principal or interest or otherwise under the 2010 Investor Notes nor any further rights, powers, entitlements or claims under the 2010 Investor Notes or the related stock purchase agreement dated August 2, 2010, as amended (the “Prior SPA”), to the extent related to the issuance of the 2010 Investor Notes.  One of the convertible notes in an original principal amount of $300,000 and all of the warrants to purchase the Company’s common stock issued pursuant to the Prior SPA were not affected by the Prepayment Agreement and remain outstanding.   The prepayment of the 2010 Investor Notes did not result in any prepayment or other early termination penalties being owed.

The foregoing descriptions of the Purchase Agreement, the Notes, and the Prepayment Agreement are summaries of the material terms of such agreements, do not purport to be complete, and are qualified in their entirety by reference to such agreements and instruments, the forms of which are filed herewith and incorporated herein by this reference.

Item 1.02.	Entry into a Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 with respect to the prepayment and termination of the 2010 Investor Notes is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 with respect to the issuance of the Notes is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 with respect to the issuance of the Notes is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
10.1	Form Securities Purchase Agreement dated December 5, 2011
10.2	Form of Secured Subordinated Convertible Note dated December 5, 2011
10.3	Note Prepayment Agreement dated December 5, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDGEWAVE, Inc.

Dated: December 9, 2011	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Form Securities Purchase Agreement dated December 5, 2011
10.2	Form of Secured Subordinated Convertible Note dated December 5, 2011
10.3	Note Prepayment Agreement dated December 5, 2011